AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION dated as of the 15th day of May, 1999 (the "Agreement") is made by and among TheInternetCorp.net, Inc., a Nevada corporation ("TheInternetCorp"), the shares of which will be publicly traded, 3158 Redhill Ave., Suite 240, Costa Mesa, California 92626 and Cycle-Parts.com, Inc., a closely held Florida corporation ("Cycle-Parts"), which is domiciled in Florida and its address is 2950 S.W. Archer Road, Suite C, Gainesville, Florida 32608.

WITNESSETH:

WHEREAS, TheInternetCorp desires to acquire one hundred percent (100%) of all of the common stock of Cycle-Parts;

AND, WHEREAS, Cycle-Parts wishes to sell or exchange one hundred percent (100%) of its shares to TheInternetCorp.net,

NOW, THEREFORE, consideration of the mutual promises and representations contained herein, the parties to this contract agree as follows:

ARTICLE I
Exchange of Shares

1.1 Exchange of Shares. Subject to the terms and conditions of this agreement, Cycle-Parts agrees to exchange ("the Exchange")12,660,000 common shares, which represents all of its outstanding shares of common stock, with the par value of $0.01, to procure 12,660,000 shares of common stock of TheInternetCorp, which shall then represent 99% of the issued, and outstanding stock TheInternetCorp. For federal income tax purposes, the Exchange is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. On the Effective Date, all rights with respect to Cycle-Parts common stock under Cycle-Parts Warrants that are then outstanding, if any, shall be converted into TheInternetCorp warrants and become rights with respect to TheInternetCorp common stock.

1.2 Effective Date. The Exchange shall become effective (the "Effective Date") on the date the Articles of Share Exchange, together with the Plan of Reorganization reflecting the Exchange, shall be accepted for filing by the Secretary of State of Nevada and the Secretary of State of Florida.

1.3 The Articles of Incorporation and Bylaws of TheInternetCorp shall continue in effect on and after the Effective Date. The
Articles of Incorporation and Bylaws of Cycle-Parts shall continue in effect on and after the Effective Date.

1.4 Dissenting Shares. Any shares of capital stock of Cycle-Parts that, as of the Effective Date, are or may become "dissenting shares" within the meaning of Section 607 of the Florida Business Corporation Act shall not be converted into or represent the right to receive TheInternetCorp common stock in accordance with Article 1.1, and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders under Section 607 of the Florida Business Corporation Act. Cycle-Parts shall give TheInternetCorp prompt notice of any written demand received by Cycle-Parts prior to the Effective Date to require Cycle-Parts to purchase shares of capital stock of Cycle-Parts pursuant to Section 607 of the Florida Business Corporation Act and of any other demand, notice or instrument delivered to Cycle-Parts prior to the Effective Date, and the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. Cycle-Parts will comply with the relevant provisions of Section 607 of the Florida Business Corporation Act.

ARTICLE II
Representations and Warranties of Cycle-Parts.

Cycle-Parts represents and warrants to TheInternetCorp that:

2.1 Organization. Cycle-Parts warrants that it is a corporation duly organized, validly existing; and in good standing in the State of Florida and has all of the necessary powers to own its properties and to carry on its business as now owned and operated by it in such States its business requires qualifications.

2.2 Capital. The authorized capital stock of Cycle-Parts is comprised of 100,000,000 shares of common stock, par value $.01 per share (the "Cycle-Parts Stock"), of which 12,660,000 shares are issued and outstanding. There currently are not, and at the effective date and time of this Agreement, there shall not be any outstanding subscriptions, options, rights, warrants, debentures, or other instruments, convertible securities or other agreements or commitments obligating Cycle-Parts to issue or transfer from treasury any additional shares of its capital stock of any class, except for the 2,000,000 warrants outstanding,

2.3 Subsidiaries. Cycle-Parts has no subsidiaries, nor does it own any interest in any other enterprise, excepting those known to TheInternetCorp.

2.4  Directors and Officers. The Board of Directors of
TheInternetCorp shall resign after the exchange of stock, and the new Board appointed by Cycle-Parts, consisting of Terry
Cuthbertson, Gerald I. Quinn and Karen Bohringer, shall be sworn in.

2.5 Financial Statements. It is understood by the parties that Cycle-Parts or any of its agents, servants or employees are not making any representation with respect to any activity of any other firm, person, or corporation. Cycle-Parts does however represent and warrant that the information furnished by Cycle-Parts, its agents, servants or employees for and on behalf of TheInternetCorp by Cycle-Parts is true, correct and accurate.

2.6 Tax Returns. It is not yet necessary for Cycle-Parts to file Federal, State or local tax returns required by law, nor is Cycle-Parts required by law to pay any taxes, assessments and penalties, and none are due and payable. There are no present disputes as to taxes of any nature, payable by Cycle-Parts.

2.7 Trade Names and Rights. Cycle-Parts owns and holds all necessary trademarks, service marks, trade names, copyrights, patents, domain names and proprietary information, and other rights necessary to do its business as now conducted or proposed to be conducted.

2.8 Compliance with Laws. Cycle-Parts has complied with, and is not in violation of any applicable Federal, State, or local statutes, laws, and regulations affecting its properties or the operation of its business.

2.9 Litigation. Cycle-Parts is not involved as a defendant or plaintiff in any suit, action, arbitration, or legal, administrative or other proceeding, which to the best knowledge of Cycle-Parts, would affect Cycle-Parts or its business, assets, or financial condition in a negative manner; or, governmental investigation which is pending; or, to the best of the knowledge of Cycle-Parts, threatened against or affecting Cycle-Parts or its business assets or financial condition. Cycle-Parts is not in default with respect to any order, writ, injunction or decree of any Federal, State, local/foreign court, department, agency, or instrumentality applicable to it.

2.10 Authority. Cycle-Parts has authorized the execution of this agreement and the consummation of the transaction contemplated herein, and Cycle-Parts has full power and authority to execute, deliver, and perform this agreement, and this agreement is executed by one director so authorized by the board of directors of Cycle-Parts, and is a legal, valid, and binding obligation of Cycle-Parts, and is enforceable in accordance with its terms and conditions, subject to shareholder approval as stated in Article 2.15.

2.11 Ability to Carry Out Obligations. The execution and delivery of this agreement by Cycle-Parts and the performance by Cycle-Parts of its obligations hereunder in the time and manner contemplated will not cause, constitute, or conflict with, or result in any of the following: (a) a breach or violation of any provisions of or constitute a default under any license, indenture, mortgage instrument, article of incorporation, bylaw, other agreement or instrument to which Cycle-Parts is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those required, (b) any event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Cycle-Parts, or, (c) an event that would result in the creation or imposition of any lien, charge, encumbrance on the asset of Cycle-Parts.

2.12 Full Disclosure. None of the representations and warranties made by Cycle-Parts herein, or any exhibit, certificate or memorandum furnished or to be furnished by Cycle-Parts on behalf of Cycle-Parts, contains or will contain any untrue statement of material fact, or omit any material fact, the omission of which would be misleading, provided that the auditor of Cycle-Parts financial statements shall be ultimately responsible for certifying the truth and accuracy of Cycle-Parts' audited financial statement.

2.13 Material Contracts. Cycle-Parts has no material contracts to which it is a party or by which it is bound, other than those known to the directors of Cycle-Parts and TheInternetCorp.

2.14 Securities. Cycle-Parts acknowledges that the Exchange Shares shall be issued pursuant to an S-4 registration statement filed under the Securities Act. No certificate representing such shares shall bear a restrictive legend with respect to the Securities Act, and such shares may be freely sold and distributed under the Securities Act, except those shareholders who are affiliates as defined under the Securities Act.

2.15 Shareholder Approval. Within five (5) days of the date of SEC approval of the S-4 registration statement referred to in
Article 3.11, Cycle-Parts shall call, give notice of and convene a meeting (the "Meeting") of its shareholders to consider and vote upon the approval and adoption of the Exchange. The approval and adoption of this Agreement and Plan of Reorganization by the Board of Directors and the shareholders of Cycle-Parts is a condition precedent to the undertaking and obligation of TheInternetCorp to mail its definitive Proxy Statement.

Article III
Representations and Warranties of TheInternetCorp

TheInternetCorp warrants and represents to Cycle-Parts that:

3.1   Organization.   TheInternetCorp is a corporation duly
organized, validly existing, and in good standing in the State of Nevada, and TheInternetCorp warrants that it is a duly organized, validly existing corporation, in good standing, and has all of the necessary powers to own its properties and to carry on its business as now owned and operated by it in such States its business requires qualifications. TheInternetCorp warrants that it has One (1) shareholder (of record and beneficially), that it has filed its Form10-SB with the SEC, and that all necessary SEC filings will have been made by TheInternetCorp.

3.2 Capital. The issued capital stock of TheInternetCorp is 1,000,000 shares. The authorized capital stock of TheInternetCorp is comprised of 50,000,000 shares of common stock, $0.001 par value per share (the "TheInternetCorp Stock"), of which 1,000,000 shares are issued and outstanding. In addition, it has authorized but unissued 10,000,000 shares of $0.001 par value Preferred Stock.

3.3 Subsidiaries. TheInternetCorp has no subsidiaries, nor does it own any interest in any other enterprise, excepting those known to Cycle-Parts.

3.4  Tax Returns. TheInternetCorp has filed all necessary
Federal, State and/or local tax returns required by law.
TheInternetCorp has paid and discharges all taxes, assessments and penalties, and none are due and payable. There are no present disputes as to taxes of any nature, payable by TheInternetCorp.
TheInternetCorp warrants that it does not owe any state or federal withholding taxes.

3.5 Trade Names and Rights. TheInternetCorp owns and holds all necessary trademarks, service marks, trade names, copyrights, patents, and proprietary information, and other rights necessary to do its business as now conducted or proposed to be conducted.

3.6 Compliance with Laws. TheInternetCorp has complied with, and is not in violation of any applicable Federal, State, or local statutes, laws, and regulations affecting its properties or the operation of its business.

3.7 Litigation. TheInternetCorp is not involved as a defendant or plaintiff in any suit, action, arbitration, or legal, administrative or other proceeding, which to the best knowledge of TheInternetCorp, that would affect TheInternetCorp or its business, assets, or financial condition in a negative manner; or, governmental investigation which is pending; or, to the best of the knowledge of TheInternetCorp, threatened against or affecting TheInternetCorp or its business assets or financial condition. TheInternetCorp is not in default with respect to any order, writ, injunction or decree of any Federal, State, local/foreign court, department, agency, or instrumentality applicable to it.

3.8    Authority.   Vincent van den Brink is the owner of
1,000,000 shares of TheInternetCorp, has authorized the execution of this agreement and the consummation of the transaction contemplated herein, and that TheInternetCorp has full power and authority to execute, deliver, and perform this agreement, and this Agreement is executed by its one director so authorized by the board of directors of TheInternetCorp, and is a legal, valid, and binding obligation of TheInternetCorp, and is enforceable in accordance with its terms and conditions.

3.9 Ability to Carry Out Obligations. The execution and delivery of this agreement by TheInternetCorp and the performance by TheInternetCorp of its obligations hereunder in the time and manner contemplated will not cause, constitute, or conflict with, or result in any of the following: (a) a breach or violation of any provisions of or constitute a default under any license, indenture, mortgage instrument, article of incorporation, bylaw, other agreement or instrument to which Cycle-Parts is a party, or by which it may be bound, nor will any consents or authorizations of any Party other than those required, (b) any event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of TheInternetCorp, or, (c) an event that would result in the creation or imposition of any lien, charge, encumbrance on the asset of TheInternetCorp.

3.10 Full Disclosure. None of the representations and warranties made by TheInternetCorp herein, or any exhibit, certificate or memorandum furnished or to be furnished by TheInternetCorp, contains or will contain any untrue statement of material fact, or omit any material fact, the omission of which would be misleading.

3.11 Filing With SEC. Within ten business days following the date of this Agreement, TheInternetCorp shall prepare and file with the SEC under the Securities Act of 1933, a registration statement on Form S-4 covering all shares of TheInternetCorp Stock issuable as a consequence of the Exchange. Prior to such filing, Cycle-Parts shall supply to TheInternetCorp, for inclusion in the Initial Registration Statement, the Financial Statements (as hereinafter defined). Concurrent with the filing of the Initial Registration Statement, TheInternetCorp shall also prepare and file with the SEC, a preliminary proxy statement (the "Proxy Statement"; the Proxy Statement and the Initial Registration Statement are collectively referred to as the "Registration Statement") pertaining to the Exchange. Cycle-Parts shall cooperate fully with TheInternetCorp in the preparation and filing of the Registration Statement and any amendments and supplements thereto. The Registration Statement shall not be filed, and no amendment or supplement thereto shall be made by TheInternetCorp, without prior consultation with and the consent of Cycle-Parts, which consent shall not be unreasonably withheld or delayed. As promptly as practicable but in no event later than the Effective Date, TheInternetCorp shall prepare its Rule 15c-211 disclosure document and have its proposed marketmaker file Form 211 with the NASD asking permission to have the TheInternetCorp Stock listed for trading on the OTC Bulletin Board ("BB").

ARTICLE IV
Covenants Prior to and Subsequent to Closing

4. 1 Covenants Prior to and Subsequent to Closing.   It is agreed
between the parties hereto that Cycle-Parts may visit the offices of TheInternetCorp or TheInternetCorp may visit the offices of Cycle-Parts to obtain copies of data contained in all currently active files or current contracts and agreements of any and all categories of business, with any company or person. Any and all such data and documentation not previously released by Cycle-Parts, and being currently in the possession of Cycle-Parts, shall be delivered into hands of the officers of TheInternetCorp, or to be delivered to an office of TheInternetCorp. Any and all such data and documentation not previously released by TheInternetCorp and necessary to this agreement, and being currently in the possession of TheInternetCorp shall be delivered into hands of the officers of Cycle-Parts, or to be delivered to an office of Cycle-Parts. Such data and documentation shall include all copies of files, documents, shareholders and directors minutes, minute books/records, etc., at the earliest possible time, on or after the effective date hereof.

ARTICLE V
Conditions Precedent to Performance by Parties

5.1 Conditions. Parties to this agreement and the obligations hereunder shall be subject to the satisfaction at closing of all the conditions set forth in Article II and Article III. The party to whom a duty is owed or is owed an obligation of the other party to this contract waive any or all of these conditions in whole or in part, provided, however, that no such waiver of a condition shall constitute a waiver by the party so making a waiver of any other condition of, or any of said parties other rights or remedies, at law or in equity, if either party is in default of any of the representations, warranties or covenants under this agreement.

5.2 Accuracy of Representations. Except as otherwise permitted by this agreement, all representations and warranties by either party in agreement or in any other written statement delivered to the other under this agreement shall be true and accurate on and as of the effective date as though made at this time.

5.3 Performance. The parties shall have performed, satisfied and complied with all covenants, agreements and conditions required by this agreement to be performed or complied with it on or before the effective date.

5.4 Absence of Litigation. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this agreement or its consummation, shall have been instituted or threatened against either Cycle-Parts or TheInternetCorp on or before the effective date. No action, suit, or other proceeding before any court or other governmental body or authority that could jeopardize or put at risk of loss, the current assets of TheInternetCorp or Cycle-Parts, shall have been instituted or threatened against either on or before the effective date of this agreement. TheInternetCorp and/or Cycle-Parts shall resolve in its favor any dispute, action, or threatened legal action, from any court or any governmental body, prior to the effective date of this agreement, in the event any such action or so threat of action should currently exist. Any dispute in which TheInternetCorp or Cycle-Parts may have a part, any action, suit or proceeding by any person, entity, court or governmental body or authority against TheInternetCorp and/or Cycle-Parts left unresolved on the effective date of this agreement, shall immediately render this Agreement, on that date forever null and void, without further notice from either TheInternetCorp or Cycle-Parts.

ARTICLE VI
Miscellaneous

6.1 Termination Prior to Closing. (a) If the Closing has not occurred by December 31, 1999, subject to a 30 day extension by Cycle-Parts.com, or any other extension as agreed by the parties (the "Termination Date"), any of the parties hereto may terminate this Agreement at any time thereafter by giving written notice of termination to the other parties; provided, however, that no party may terminate this Agreement if such party has willfully or materially breached any of the terms and conditions hereof. Said termination date may be extended or may be terminated prior to the termination date only by written agreement of the parties hereto.

(b) This Agreement may be canceled prior to the execution of the above stated term in the event of the following events: By mutual written agreement, in the event either party files for relief under federal bankruptcy proceedings, in the event involuntary bankruptcy proceedings are initiated against either party hereto in the event of death, liquidation, physical or mental incapacity of either party hereto, and, in the event of fraud or misrepresentation by one of the parties hereto

6.2 Amendment or Modification. This Agreement shall represent the entire agreement by and between the parties hereto except as otherwise provided herein and it may not be changed except by written agreement duly executed by all of the parties hereto.

6.3 Assignment. Neither party shall have the right to transfer or assign his interest in this Agreement without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld.

6.4 Corporate Authority. If any party hereto is a legal entity, including but not limited to, an association, corporation, joint venture, limited partnership, partnership, or trust such party represents to the other that this agreement and the transactions contemplated herein and the execution and delivery hereof have been duly authorized by all necessary corporate partnership or trust proceedings and actions including but without limitation to the action on the part of the directors, officers and agents of said entity. Furthermore, said party represents that appropriate corporate meetings were held to authorize the aforementioned obligations and certified copies of such corporate minutes and corporate resolutions authorizing this transaction have been delivered to all parties to this agreement prior to or at the time of execution of this agreement.

6.5 Dispute or Contest: Attorney's Fees. In the unlikely event that a dispute occurs or a cause of action in law or equity arises out of the operation, construction, interpretation or enforcement of this Agreement, the losing party shall bear the cost of the attorneys fees incurred by the prevailing party ; and any and all costs applicable thereto, including but not limited to, court costs, deposition fees, out of pocket expenses and travel expenses which are incurred by the prevailing party.

6.6 Dispute or Contest: Arbitration. In the unlikely event that a dispute occurs applicable to the operation, construction, interpretation or enforcement of this agreement, the parties hereby agree to submit said dispute to a commercial arbitrator so that the matter may be arbitrated in lieu of resolving said
dispute in a court of law or equity.   The parties shall choose
an arbitrator from the American Arbitration Association pursuant to the following process:

The parties shall request from the American Arbitration Association a list of nine commercial arbitrators and each party, assuming there are two parties to the agreement, shall have four strikes and thereby strike from said list the arbitrators they do not wish to use. The remaining arbitrator, the one that has not been stricken, shall be the arbitrator that shall hear the matter. The parties agree to follow the American Arbitration Association rules, guidelines and procedures. The Arbitrator shall set the matter for hearing; and shall control the procedures used therein .The parties shall abide by the arbitrator's decision, which shall be final and binding. The parties hereto agree that there shall be no right to appeal the arbitrator's decision. In the event the losing party refuses to comply with the arbitrator's decision, parties hereby agrees to an award of Five Thousand and No/100ths ($5,000.00) Dollars as punitive and/or liquidated damages for said party's noncompliance with the arbitrator's decision. Said party furthermore agrees to reimburse the prevailing party, any and all attorneys fees, and costs of litigation incurred in order to compel the losing party's performance in compliance with the arbitrator's decision.

6.7 Confidential Information. The parties hereto agree that the information and data at each other's disposal during the term of the negotiation of this agreement, operation and enforcement of this Agreement is considered proprietary information and confidential. Such information if disseminated to third parties would be detrimental to the owner of said proprietary data. Accordingly, each party hereto agrees to take any and all reasonable precautions to restrict the dissemination of such information by its employees, agents or subcontractors. This obligation shall continue notwithstanding the termination of this Agreement for a period of five years from the effective date of this agreement. During the term of this Agreement or any extension thereto, neither party shall permit access by any non-affiliated to said proprietary information without the other party's written permission thereto.

6.8 Defense, Hold Harmless and Indemnity Clause. It is the specific and express intent and the agreement of the parties hereto that in the event one party hereto should cause, either directly or indirectly, damage, loss, destruction, liability or claims against the other party as a result of intentional conduct, negligence or otherwise, said offending party shall hold harmless and indemnify the other party from any and all obligations, liabilities, cause of actions, law suits, damages, assessments, including legal fees etc. as a result of said offending party's intentional actions or negligence. This indemnification clause shall survive this Agreement and be enforceable as a separate agreement in the event necessary.

6.9 Force Majeure. Neither party shall be liable or responsible to the other party for any delay, damage, loss, failure,
inability to perform caused by "force majeure."   The term "force
majeure", as used in this agreement, shall mean an act of God, strike, act of the public enemy, war, mines or other items of ordinance, blockage, public rioting, lightning, fire, storm, flood, explosions, inability to obtain materials, supplies, labor permits, servitudes, rights of way, acts or restraints of any governmental authority, epidemics, landslides, lightning storms, earthquakes, floods, storms, washouts, arrests, restraints of rulers and peoples, civil disturbances, explosions, breakage or accident to machinery or lines of equipment, temporary failure of equipment, freezing of equipment and any other cause whether of the kinds specifically enumerated above or otherwise which are not reasonably within the control of the parties hereto and which by the exercise of due diligence could not be reasonably prevented or overcome. Such causes or contingencies effecting the performance of this agreement by any party hereto shall not relieve such party of liability in the event of its concurring negligence or in the event of its failure to remedy this situation if it is within its reasonable control or it could reasonably remove the cause which has prevented its performance. The parties shall use all reasonable dispatch to remove all contingencies effecting the performance of this agreement. This clause shall not relieve any party from its obligations to make payments of amounts then due for previous work; or obligations contemplated and performed hereunder. Furthermore, the party asserting this privilege shall give a full and complete notice of the facts which it considers to excuse its performance under this "force majeure" clause. The parties hereto agree in the event time limits are not met under this agreement as a result of "force majeure", to an extension of said time limit or deadline for the number of days for which the "force majeure" condition existed and after said force majeure condition has expired, the contract shall continue under the same operations and circumstances as existed prior to the "force majeure" event.

6.10 Further Assurances. Each party hereto further agrees that it shall take any and all necessary steps, sign and execute any and all necessary documents or documents which are required to implement the terms of the agreement of the parties contained in this contract, and each party shall refrain from taking any action, either expressly or impliedly, which would have the effect of prohibiting or hindering the performance of the other party to this Agreement. This Agreement and exhibits attached hereto and incorporated herein contain the entire agreement of the parties, and there are no representations, inducements, promises, agreements, arrangements, undertakings, oral or written, between the parties hereto other than those expressly set forth hereinabove and duly executed in writing. No agreement of any kind shall be binding upon either party until the same has been made in writing and duly executed by both parties hereto. Upon execution of this agreement by all parties, all previous agreements, contracts, arrangements or undertakings of any kind relative to the matters contained herein are hereby canceled and all claims and demands not contained in this agreement are deemed fully completed and satisfied.

6.11 Independent Status. It is agreed and understood that any work requested by the parties hereto shall be performed under the terms of the Agreement and that all parties hereto are considered independent contractors. Each party is interested only in the results obtained hereunder and has the general right of inspection and supervision in order to secure the satisfactory completion of such work. Neither party shall have control over the other party with respect to its hours, times, employment etc. Under no circumstances shall either party hereto be deemed an employee of the other, nor shall either party act as an agent of the other party. Furthermore, the parties hereto warrant that all obligations imposed on them by this Agreement shall be performed with due diligence in a safe competent workmanlike manner and in compliance with any and all applicable statutes, rules and regulations. Any and all joint venture or partnership status is hereby expressly denied and the parties expressly state that they have not formed either expressly or impliedly a joint venture or partnership.

6.12 Captions and Paragraph Headings. The captions, numbering sequences, titles, paragraph headings and punctuational organization used in this Agreement are for convenience only and shall in no way define, limit or describe the scope or intent of this agreement or any part thereof. The paragraph headings used herein are descriptive only and shall have no legal force or effect whatsoever other than to aid a reasonable interpretation of the agreement. The titles to each of the various articles and paragraphs are included for convenience or reference only and shall have no effect on or be deemed as part of the text of this Agreement. Use of pronouns such as the use of neuter, singular or pronouns refer to the parties described herein and shall be deemed a proper reference even though the parties may be an individual, partnership, corporation, association, trust, group of two or more individuals, partnerships, corporations or joint venture. Any necessary grammatical changes required to make the provisions of this Agreement apply in the plural sense where there is more than one party to this Agreement and to either corporations, associations, partnerships, trusts, individuals, males or females, shall in all instances be assumed as though each case were fully expressed. If any word, phrase, clause or paragraph or other provision of this agreement is adjudicated or otherwise found to be against public policy, void or unenforceable, then said words or provisions shall be deleted or modified in keeping with the express intent of the parties hereto as necessary to render this Agreement valid and enforceable. All such deletions or modifications shall be the minimum required to effect the foregoing and the intent of the parties to this Agreement.

6.13 Multiple Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which when taken together shall constitute but one and the same Agreement. In the event that a comparison of said multiple agreements reveals that said Agreements contain differences or inconsistencies, then the Agreement which is first executed and signed by all of the parties hereto, shall be deemed the original Agreement and all said other agreements, although duly signed by the said parties, shall be deemed inferior and subordinate to the aforesaid first signed Agreement.

6.14 Notices. Any and all notices or other communications required or permitted to be even pursuant to this Agreement shall be in writing and shall be considered as properly given if mailed by certified, return receipt requested mail, postage prepaid and addressed as follows:

To:
TheInternetCorp.net, Inc.
3158 Redhill Ave., Ste. 240
Costa Mesa, CA 92626

Cycle-Parts.Com, Inc.
2950 S.W. Archer Road, Ste. C,
Gainesville, Florida 32608

Either party hereby reserves the right to designate in writing to the other party a change of address or other place that said notices shall be sent to.

6.15 No Waiver. The failure or delay of either party in the enforcement of the rights detailed herein shall not constitute a waiver of said rights nor shall it be considered as a basis for estoppel either at equity or at law. Such party may exercise its rights herein despite said delay or failure to enforce said rights at the time the cause of action or right or obligation arose.

6.16 Parties Bound Clause. This Agreement shall be binding upon and inure to the benefit to the parties hereto, their respective heirs, executors, administrators, legal representatives, successors and assigns. The parties hereto expressly agree that in the event a party hereto seeks to or does transfer any and all, or part of its assets to a separate entity, not a party to this agreement, said entity shall be liable under this Agreement as if said transfer had not occurred.

6.17 Severability. If any provisions of this agreement shall for any reason be held violative of any applicable law, governmental rule or regulation, or if said Agreement is held to be unenforceable or unconscionable then the invalidity of such specific provision herein shall not be held to invalidate the remaining provisions of this Agreement. Such other provisions and the entirety of this Agreement shall remain in full force and effect unless the removal of said invalid provision destroys the legitimate purposes of this Agreement in which event this Agreement shall be null and void.

6.18 State Law and Venue Determination. This Agreement shall be subject to and governed under the laws of the State of Florida. Any and all obligations are performable and payable in Alachua County, Florida. The parties hereto agree that venue for purposes of any and all lawsuits, cause of actions, arbitrations or other disputes shall be in Alachua County, Florida.

6.19 Status of Agreement and Prior Understandings. This Agreement and the exhibits attached hereto and incorporated herein, if any, contains the entire Agreement of the Parties and there are no representations, inducements, promises, agreements, arrangements or undertakings, oral or written between the Parties hereto other than those set forth and duly executed in writing. No agreement of any kind shall be binding upon either Party unless and until the same has been made in writing and duly executed by both Parties.

6.20 Time. Time is of the essence in this Agreement and, accordingly, all time limits shall be strictly construed and strictly enforced. Failure of one party to this Agreement to meet a deadline imposed hereunder shall be considered a material and significant breach of this Agreement and shall entitle the non breaching party to any and all rights of default as stated hereinabove.

6.21 Acceptance. This Agreement shall not be binding until it is executed by both parties to this agreement.

6.22 Date of Effectiveness. This Agreement shall become effective upon the execution of the same by all of the parties hereto and all obligations contained herein shall be conclusive and binding upon all of the parties hereto. Accordingly, this Agreement shall no longer be considered executory as of the date that all parties have affixed their signatures hereto.

6.23 Signatory Clause. This Agreement is signed, accepted and agreed to by all parties hereto by and through the parties or their agents or authorized representatives. All parties hereto hereby acknowledge that they have read and understand this Agreement and the attachments and/or exhibits hereto. All parties further acknowledge that they have executed this legal document voluntarily and of their own free will.

6.24 Public Disclosure. From and after the date hereof through the Closing Date, TheInternetCorp shall not issue a press release or any other public announcement with respect to the transactions contemplated hereby without the prior consent of Cycle-Parts.com, which consent shall not be unreasonably withheld or delayed. It is understood by Cycle-Parts.com that TheInternetCorp is required under the Exchange Act to make prompt disclosure of any material transaction.

THE PARTIES TO THIS AGREEMENT HAVE READ THIS AGREEMENT, HAVE HAD
THE OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL OF THEIR OWN
CHOICE, AND UNDERSTAND EACH OF THE PROVISIONS OF THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

Cycle Parts.com, Inc.


By:/s/Robert Rill
      Robert Rill, President

TheInternetCorp.net, Inc.


By:/s/Vincent Van den Brink
      Vincent Van den Brink, President